Filed Pursuant to Rule 424(b)(3)
Registration No. 333-206543

Prospectus Supplement No. 1

(To Prospectus Dated August 28, 2015)

1,675,000 Shares

RENEWABLE ENERGY GROUP, INC.

Common Stock

This Prospectus Supplement No. 1 amends and supplements the Prospectus dated August 28, 2015, relating to the resale by certain selling stockholders of an aggregate of 1,675,000 shares of our common stock.

You should read this Prospectus Supplement No. 1 in conjunction with the Prospectus. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement No. 1 supersedes information contained in the Prospectus.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 1 and in the documents we incorporate by reference in the Prospectus before making your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 4, 2015

SELLING STOCKHOLDERS

The following information supplements and supersedes the information under the caption “Selling Stockholder” in the accompanying Prospectus to reflect the addition of certain selling stockholders as a result of the distribution of all but 76,348 shares of our common stock previously held by IRI Holdings, Inc. to its stockholders.

Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no other purchases or sales of common stock. To our knowledge, no selling stockholder or any of their affiliates has held any position or office with, been employed by, or otherwise has held any material relationship with us or our affiliates during the three years prior to the date of this Prospectus Supplement.

The information set forth below is based upon information provided by or on behalf of the selling stockholders.

	Shares Beneficially Owned Prior to Offering(1)		Shares Being Offered	Shares Beneficially Owned After Offering
Name and Address	Number	Percent		Number	Percent
Angel, Claire	6,490	*	173	6,317	*
Blumenthal, Jabe	1,040	*	1,040	0	0
Connors, John	26	*	26	0	0
Drennan, Steven	1,514	*	1,514	0	0
Ellis, Jeffrey Todd	2,078	*	2,046	32	*
Evans Renewable Holdings LLC	429,884	*	429,844	0	0
Evans Ridgefield Holdings II LLC	183,776	*	183,776	0	0
Fade, Richard	3,490	*	93	3,397	*
Fade, Richard and Susan	35,448	*	947	34,501	*
Hare & Co. (2)	157,069	*	157,069	0	0
Holbrook, Douglas and Cheri	473	*	473	0	0
IOA LLC (3)	7,761	*	7,761	0	0
IRI Holdings, Inc. (4)	76,348	*	76,348	0	0
Kerns, Daniel and Cynthia Zappone	2,114	*	2,114	0	0
Leatherman, Aaron	2,393	*	2,393	0	0
Long, Kathleen	452	*	452	0	0
Martin, Eric	43	*	43	0	0
Merrill Lynch (5)	9,519	*	9,519	0	0
Morris Animal Foundation	78	*	2	76	*
Nth Power Clean Energy Fund, L.P.	30,303	*	809	29,494	*
Nth Power Technologies Fund II-A, L.P.	272,737	*	7,286	265,451	*
Odyssey Biofuels LLC	20,743	*	20,743	0	0
Pacific Sequoia Holdings, LLC (6)	405,055	*	405,055	0	0
Pickett, Phillip Reaves (7)	4,310	*	4,310	0	0
Plaza, John	85,009	*	85,009	0	0
Rajski, Eric	304	*	304	0	0
Reynolds, Stephen P.	1,876	*	1,876	0	0
Seattle City Employees Retirement System	239,720	*	239,720	0	0
Skoll Foundation	15,135	*	15,135	0	0
Sugar Mountain Capital LLC	260	*	260	0	0
The Skoll Fund	15,135	*	15,135	0	0
Vulcan Capital Venture Capital I LLC (8)	540	*	540	0	0
Williams, Troy	3,185	*	3,185	0	0

*	Less than 1%.
(1)	Based on 43,834,890 shares of our common stock outstanding as of October 31, 2015.

(2)	The shares of Hare & Co. are registered under the nominee name: Blackrock Global Funds – New Energy Fund. The shares are beneficially owned by Blackrock Global Funds – New Energy and managed by Blackrock.
(3)	The Manager of IOA, LLC has investment and dispositive power over the shares held by IOA, LLC.
(4)	The board of directors of IRI Holdings, Inc. has investment and dispositive power over the shares held by IRI Holdings, Inc.
(5)	The shares of Merrill Lynch are registered under the nominee name: Blackrock Natural Resources Hedge Fund. The shares are beneficially owned by Blackrock Natural Resources Hedge Fund and managed by Blackrock.
(6)	Jeffrey S. Skoll has investment and dispositive power over the shares held by Pacific Sequoia Holdings, LLC.
(7)	Andrea Pickett, the spouse of Phillip Reaves Pickett, has investment and dispositive power over the shares held by Phillip Reaves Pickett.
(8)	Vulcan Ventures Incorporated is the Managing Member of Vulcan Capital Venture Capital Management I LLC, which is the Manager of Vulcan Capital Venture Capital I LLC. Paul G. Allen, an individual, is the sole shareholder of Vulcan Ventures Incorporated. As such, he has the power to vote or block the voting of investment of any securities held by Vulcan Capital Venture Capital I LLC.

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